UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2005

SSA Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51330	84-1542338
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 W. Madison, Suite 2200, Chicago, IL 60661

(Address of principal executive offices, including zip code)

(312) 258-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On August 3, 2005, SSA Global Technologies, Inc., a Delaware corporation (“SSA Global”) announced that they have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with SSA-E Merger Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of SSA, SSA-E Acquisition Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of SSA, and E.piphany, Inc., a Delaware corporation and the transactions contemplated by the Merger Agreement (the “Merger”). On September 29, 2005, the Merger was consummated.  SSA Global’s press release announcing this event is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

In conjunction with the consummation of the Merger, the Board of Directors of SSA Global (the “Board”) has evaluated consolidating its operations and approved a reorganization and workforce reduction plan (the “Plan”).  As part of the Plan, SSA Global will be reducing the size of its combined workforce, after giving effect to the Merger, by approximately 200 employees.  The objectives of the Plan are to eliminate redundant costs resulting from the Merger and improve efficiencies in overall operations.  A majority of notifications to employees are expected to occur immediately and all of the workforce reductions are expected to be completed by January 31, 2006.  As a result, SSA Global will incur costs in the form of severance and related benefits of approximately $9.2 million, all of which is expected to be paid over the ensuing twelve months.  The charge to be recorded in the statement of operations associated with the Plan will be approximately $5.4 million as it relates to the involuntary termination of SSA Global employees.  Substantially all of this charge will be recorded during the first quarter reporting period ending October 31, 2005.  The cost savings of this action were contemplated in the earnings guidance previously provided by SSA Global for fiscal 2006.

Section 9 – Financial Statements and Exhibits

Item  9.01.             Financial Statements and Exhibits

(c)           Exhibits.

99.1         Press Release issued by SSA Global Technologies, Inc. dated September 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SSA Global Technologies, Inc.

Date: October 3, 2005	/s/ Stephen P. Earhart
Stephen P. Earhart Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by SSA Global Technologies, Inc. dated September 29, 2005